Confidential materials omitted and filed separately                    Exhibit 10.24
with the Securities and Exchange Commission.
Asterisks denote omissions.

AMENDMENT TWO
TO COMMERCIAL SUPPLY AGREEMENT
(Telotristat Etiprate (LX-1606 Hippurate) immediate release compressed powder 250mg Tablets (as free base))
between LEXICON PHARMACEUTICALS, INC. AND CATALENT CTS, LLC
This AMENDMENT TWO (“Amendment 2”) is made and entered into as of April 27, 2018 (“Amendment 2 Effective Date”), by and between Lexicon Pharmaceuticals, Inc., a Delaware corporation, with a place of business at 8800 Technology Forest Place, The Woodlands, Texas 77381 (“Client”), and Catalent CTS, LLC, a Delaware limited liability company with a place of business at 10245 Hickman Mills Drive, Kansas City, Missouri 64137 (“Catalent”).
WHEREAS, Client and Catalent have entered into that certain Commercial Supply Agreement, effective as of June 6, 2016, as amended by Amendment One on April 4, 2018 (“Agreement”); and,
WHEREAS, pursuant to Section 18.1 of the Agreement, Client and Catalent now desire to amend the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, promises, rights and obligations contained herein, the Parties agree as follows:
1.Unless otherwise provided, any capitalized terms used in this Amendment 2 that are not defined herein will have the meaning ascribed to them in the Agreement.

2.	The following Definitions are added to Article 1 as new Sections 1.64 and 1.65 as follows:

“1.64    “Annual Spend Amount” has the meaning set forth in Attachment C.”

“1.65    “Minimum Annual Spend Commitment” has the meaning set forth in Attachment C.”

3.	Section 4.1 shall be amended as follows with additions shown in bold and deletions shown in strikethrough:

“4.1    Minimum Requirement. During each Contract Year, Client shall purchase the minimum number of units of Product set forth on Attachment C (“Minimum Requirement”) and Catalent shall ensure its capacity to Process no fewer than the number of units of Product set forth on Attachment C (the “Minimum Capacity”). If Client does not purchase such Minimum Requirement

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

during any Contract Year, then Catalent’s sole remedy with respect thereto (unless otherwise agreed in writing between Catalent and Client) shall be determined by reference to the Minimum Annual Spend Commitment framework for such Contract Year ~~Client shall make the minimum shortfall unit pricing payments in respect of such Minimum Requirement~~ as contemplated in Attachment C.”

4.	Section 7.1(B) shall be amended as follows with additions shown in bold and deletions shown in strikethrough:

“B.    Client shall pay Catalent the unit pricing ~~or minimum shortfall unit pricing, as applicable,~~ for Product set forth on Attachment C (“Unit Pricing”), as well as any additional payment required by the Minimum Annual Spend Commitment framework contemplated in Attachment C. Catalent shall submit an invoice to Client for such fees upon tender of delivery of Product or storage as provided in Article 6.”

5.	Section 9.2 shall be amended as follows with additions shown in bold:

“9.2    Regulatory Compliance. Catalent shall obtain and maintain all permits and licenses with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which Catalent Processes Product (each, a “Facility Approval”). Upon written request, Catalent shall provide Client with copies of all such Facility Approvals. Client shall obtain and maintain all Regulatory Approvals, authorizations and certificates, including those necessary for Catalent to commence Processing. Client shall reimburse Catalent for [**]. Client shall not identify Catalent in any regulatory filing or submission without Catalent’s prior written consent. Such consent shall not be unreasonably withheld and shall be memorialized in a writing signed by authorized representatives of both parties. Upon written request, Client shall provide Catalent with a copy of any Regulatory Approvals required for Client or Client Licensee to distribute, market and sell Product in the Territory. If Client or Client Licensee is unable to provide such information following the imposition of a regulatory hold by any Regulatory Authority in the Territory, Catalent shall have no obligation to deliver Product to Client or Client Licensee for distribution to the country(ies) within the Territory subject to such regulatory hold, notwithstanding anything to the contrary in this Agreement, until such time as Client or Client Licensee provides Catalent with such information. During the Term, Catalent will assist Client with all regulatory matters relating to Processing, Validation Services or Product Maintenance Services conducted by Catalent hereunder, at Client’s request and expense, including providing all information and data in Catalent’s possession or control necessary or useful for Client to apply for, obtain and maintain Regulatory Approvals for Product in any country within the Territory, including information relating to any Facility and/or Raw Materials, or required or requested to be provided to any Regulatory Authority, in each case, subject to Catalent’s obligations of confidentiality to its other customers and suppliers. Moreover, Client shall have, or cooperate with Catalent to obtain, full access to and the right to use and reference any records, correspondence, validation documentation, Batch records, reports, analyses and any other data and documentation in connection with the Processing, Validation Services or Product Maintenance Services conducted by Catalent hereunder. The parties intend and commit to cooperate to allow each party to satisfy its obligations under Applicable Laws relating to Processing, Validation Services and Product Maintenance Services under this Agreement.”

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

6.	Section 12.2(D) shall be amended as follows with additions shown in bold:

“D.    Client will not release any Batch of Product if the required certificates of conformance indicate that Product does not comply with the Specifications or, with respect to any country(ies) within the Territory in which such Batch of Product would be released, if Client or Client Licensee does not hold all necessary Regulatory Approvals to market and sell the Product in such country(ies);”

7.	Attachment C “Unit Pricing, Fees, Minimum Requirement and Minimum Capacity” is hereby deleted in its entirety and replaced with a new Attachment C which is attached to this Amendment 2.

8.
Other Terms. Except as expressly amended herein, all other terms and conditions of the Agreement will remain in full force and effect. In the event of any conflict between this Amendment 2 and the Agreement, the terms of this Amendment 2 will control.

IN WITNESS WHEREOF, the Parties have caused this Amendment 2 to be duly executed as of the Amendment 2 Effective Date.

LEXICON PHARMACEUTICALS, INC.	CATALENT CTS, LLC
By: _________________________________ Name: Title:	By: _________________________________ Name: Title:

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

ATTACHMENT C

UNIT PRICING, MINIMUM REQUIREMENT, MINIMUM CAPACITY AND MINIMUM ANNUAL SPEND COMMITMENT

Minimum Requirement & Unit Pricing
Product	Dosage Form / Unit Strength	Contract Year	Annual Minimum Unit Requirement	Unit Price / Reprice*	Minimum Requirement Shortfall Unit Pricing / Reprice*
Telotristat Etiprate (LX-1606) Tablets	Tablets / 250mg	1	[**]	[**]	[**]
		2	[**]	[**]	[**]
		3	[**]	[**]	[**]
		4	[**]	[**]	[**]
		5	[**]	[**]	[**]
		Each additional Contract Year	[**]	[**]	[**]

One unit (“Unit”) is one Product tablet. Unit Pricing does not include [**]. Unit Pricing also does not include any [**] other than as expressly set forth in the Specifications. Unit Prices are based on the assumptions as to manufacturing processes, storage conditions, etc., as reflected in the Specifications. Accordingly, Unit Prices are subject to adjustment upon mutual agreement of the parties in the event any such assumptions are revised by Client or modified in connection with the Validation Services performed on the Product.

*Pursuant to Section 7.2, Unit Price increases are effective as of the Re-Pricing Date on January 1 of each calendar year.

The parties anticipate that one Batch will represent approximately [**] tablets.

For Contract Year 1, the Minimum Requirement referenced above includes Product produced hereunder pursuant to the Validation Services and any other batches of Product intended for commercialization produced by Catalent prior to the Commencement Date.

Subject to adjustment as provided in this Attachment C, Client’s minimum annual spend commitment for each Contract Year (the “Minimum Annual Spend Commitment”) shall equal the sum of (a) the amount of Product actually purchased during such Contract Year multiplied by the Unit Price and (b) the Minimum Requirement shortfall for such Contract Year multiplied by the Minimum Requirement shortfall Unit Pricing set forth in the table above; provided, that, except as adjusted as provided in this Attachment C, the Minimum Annual Spend Commitment for any Contract Year shall in no event be greater than the Minimum Requirement for such Contract Year multiplied by the Unit Price.

All fees paid in full by Client by the invoice due date in accordance with the payment terms for services performed by Catalent (or its Affiliates) under (a) this Agreement, (b) the Master Services Agreement (Development and Manufacturing Services) between the parties dated July 6, 2007, as amended, (c) the Master Services Agreement (Labeling, Storage, Distribution, Return and Destruction Services) between the parties dated December 20, 2010, or (d) any other agreement, contract or understanding as documented by

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

written agreement between the parties (collectively, the “Annual Spend Amount”) shall be applied against the Minimum Annual Spend Commitment for the Contract Year in which the services were performed. Notwithstanding the foregoing, amounts paid for comparator products sourced by Catalent in connection with services performed by Catalent shall not be applied against any Minimum Annual Spend Commitment. For clarity, any services performed by Catalent (or its Affiliates) under any of the foregoing agreements, contracts or understandings as documented by written agreement between the parties which were ongoing as of January 1, 2018 or thereafter shall be included in the Annual Spend Amount.

The parties will use good faith efforts to agree in writing upon the Minimum Annual Spend Commitment and the Annual Spend Amount for each Contract Year within forty-five (45) days following such Contract Year. The Minimum Annual Spend Commitment for the subsequent Contract Year will be (a) increased by the amount by which such Annual Spend Amount is less than such Minimum Annual Spend Commitment or (b) decreased by the amount by which such Annual Spend Amount is more than such Minimum Annual Spend Commitment. Any amount by which the Annual Spend Amount is less than the Minimum Annual Spend Commitment for the final Contract Year shall be payable by Client to Catalent within thirty (30) days following the parties’ written agreement on such amount in accordance with this Attachment C.

Client agrees to use commercially reasonable efforts to engage Catalent (or its Affiliates) on various projects in a good faith effort to meet the Minimum Annual Spend Commitment for each Contract Year. Client agrees to engage Catalent (or its Affiliates) to perform at least one (1) oral formulation solubility screen (Optiform® Solution Suite) within three (3) months of the Amendment 2 Effective Date, subject to the good faith negotiation of the terms and conditions with respect to the Optiform® services.